UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Carter’s, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder,

At the upcoming 2018 Annual Meeting of Shareholders on May 17, 2018 (the “Annual Meeting”) of Carter’s, Inc. (the “Company”), you will be asked to vote on whether to approve the Company’s Amended and Restated Equity Incentive Plan (“Proposal Number Three”). As more fully described in Proposal Number Three in the definitive proxy statement filed with the Securities and Exchange Commission on April 4, 2018 (the “Proxy”), the Company is asking its shareholders to approve, among other things, an increase to the number of shares of the Company’s stock that are available for issuance under the existing equity plan.

Below is additional information about the Company’s existing equity plan, as of the record date, that may be useful to shareholders when considering Proposal Number Three:

•	There were 1,628,186 stock options outstanding, with a weighted-average exercise price of $70.73 and a weighted-average contractual life of 6.3 years.

•	There were 386,169 unvested shares of restricted and performance stock (in aggregate) outstanding, with a weighted-average grant-date fair value of $97.44.

As previously disclosed in the Proxy, as of the record date, there were 47,149,446 shares of common stock issued and outstanding and 690,523 shares of common stock remained available for future grants and awards under the existing equity plan.

The Company’s board of directors recommends that you vote FOR Proposal Number Three and each of the other proposals described in the Proxy.

Sincerely,

Michael C. Wu

Senior Vice President of Legal and Corporate

Affairs, General Counsel & Secretary

Atlanta, Georgia

May 2, 2018